UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 23, 2014

CALAVO GROWERS, INC.

(Exact Name of Registrant as Specified in Charter)

California	000-33385	33-0945304
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1141-A Cummings Road, Santa Paula, California 93060

(Address of Principal Executive Offices) (Zip Code)

(Former Name or Former Address, if Changed Since Last Report)

Registrant’s telephone number, including area code: (805) 525-1245

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

Pursuant to that certain Agreement and Plan of Merger between Calavo Growers, Inc. (“we,” “Calavo,” or “the Company”) and Renaissance Food Group, LLC (“RFG”) and Liberty Fresh Foods, LLC, Kenneth Catchot, Cut Fruit, LLC, James Catchot, James Gibson, Jose O. Castillo, Donald L. Johnson and RFG Nominee Trust (collectively, the “Sellers”), as described in our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 1, 2011, and the related Amendments, as described in our Current Reports on Form 8-Ks filed with the Securities and Exchange Commission on September 4, 2013 and November 26, 2013 (collectively, the “Amended Agreement”), we agreed to make Earn-Out Payments to the Sellers upon the satisfaction of certain performance requirements specified in the Amended Agreement. The Amended Agreement states that, upon the attainment of the Stage 3 Maximum Earn-Out Trigger, the Company shall be obligated to pay $50,000,000 in Calavo common stock and an additional 434,783 shares of Calavo common stock. The Amended Agreement states that the Stage 3 Maximum Earn-Out Trigger shall be met if, for a trailing 12-month period, three months in a row, (1) the EBITDA for RFG is equal to or greater than $15,000,000 and (2) the Revenue for RFG is equal to or greater than $190,000,000.

On October 23, 2014, based on the results of operations to date, the Stage 3 Maximum Earn-Out Trigger was met and we issued 434,783 shares of unregistered Calavo common stock to the Sellers. Additionally, on October 23, 2014, we issued $50,000,000 in unregistered Calavo common stock to a trust for the benefit of the Sellers using the closing stock price on October 23, 2014, which calculated to 1,097,213 shares. We anticipate filing a Form S-3 registration statement that will register the resale of these 1,097,213 shares. The issuance of the shares of common stock described in this Item 3.02 is exempt from registration under the Securities Act of 1933 by reason of the securities registration exemption contained in Section 4(2) of the Securities Act of 1933 for a transaction by an issuer not involving a public offering.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Calavo Growers, Inc.

October 29, 2014	By:	/s/ Lecil E. Cole
Lecil E. Cole Chairman of the Board of Directors, Chief Executive Officer and President (Principal Executive Officer)

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